Paulson Capital Corp. Reports First Quarter 2009 Results

PORTLAND, OR -- (Marketwire - May 14, 2009) - Paulson Capital Corp. (NASDAQ: PLCC) today reported a net loss for the three months ended March 31, 2009 of $821,755 (or $(0.14) per share) versus a net loss of $2,131,814 (or $(0.35) per share) for the same period in 2008. Revenues for this three-month period totaled $2,735,769 versus revenues of $2,175,914 for the same period in 2008.

Chester L.F. Paulson, Chairman, stated:

"Even though ongoing turmoil in the global economies continued to impact all areas of our business, the cost-cutting decisions we made earlier this year helped keep expenses down. Income from retail, trading and corporate finance remains soft. However, we are seeing some improvement in the overall market and are on the street with an investment banking project at this time, our first in over a year."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010